Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 33 to the registration statement of Scudder Income Trust on Form N-1A ("Registration Statement") of our report dated November 16, 2001 relating to the financial statements and financial highlights which appear in the September 30, 2001 Annual Report to Shareholders of Scudder GNMA Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Auditors" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 21, 2001